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                                                                   EXHIBIT 10.39



INSURANCE AGREEMENT

         AGREEMENT (the "Agreement") made as of this 17th day of July, 1996 between Paracelsus Healthcare Corporation, a California corporation (the "Company"), and Dr. Manfred George Krukemeyer.

         WHEREAS, the Company desires to provide certain life insurance and permanent disability benefits to Dr. Krukemeyer.

         NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

 1. Term of Agreement. The term of this Agreement (the "Term") shall commence on the date of closing (the "Closing Date") of the proposed merger transaction among the Company, Champion Healthcare Corporation, a Delaware corporation ("Champion"), and PC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, whereby Champion will become a wholly owned subsidiary of the Company (the "Merger"), and shall expire on the date that is ten (10) years following the Closing Date; provided, that in the event the Merger is abandoned or otherwise does not close, the Agreement shall thereupon automatically terminate without further obligation by either party hereto.

 2. Permanent Disability Benefit. In the event of Dr. Krukemeyer's permanent disability prior to the expiration of the Term, the Company shall provide for the payment to Dr. Krukemeyer of a permanent disability benefit, payable quarterly in advance, commencing as of the date on which Dr. Krukemeyer is determined to be so permanently disabled (the "Permanent Disability Determination Date") and continuing through the remainder of the Term, at the rate of U.S. $1 million per year (each such payment, a "Disability Payment"); provided, however, that in the event of Dr. Krukemeyer's death on or after the Permanent Disability Determination Date and prior to the expiration of the Term, (i) the Disability Payments shall continue to be made through the remainder of the Term to Dr. Krukemeyer's estate or as otherwise directed by him, or alternatively, (ii) upon the written election of Dr. Krukemeyer's estate, the Company shall provide for the payment to Dr. Krukemeyer's estate (or as otherwise directed by Dr. Krukemeyer), in lieu of any further Disability Payments, within thirty (30) business days following the date of such death, of a lump-sum amount in cash equal to the present value, determined as of the date of such death in accordance with a reasonable and prevailing rate of interest as agreed to by the Company and Dr. Krukemeyer's estate, of any remaining Disability Payments otherwise payable through the remainder of the Term; provided, that in no event shall benefits be payable under both Section 2 and
Section 3 hereof. For purposes of this Agreement, any determination of permanent disability shall be made by a physician selected by the Company and reasonably acceptable to Dr. Krukemeyer, whose approval shall not be unreasonably withheld; provided, however, that the selection of such physician
(i) shall be made in consultation with Dr. Krukemeyer and (ii) shall not (x) unreasonably require Dr. Krukemeyer to travel in order to be examined, (y) result in an unreasonable infringement of Dr. Krukemeyer's privacy, or (z) otherwise result in any unreasonable hardship to Dr. Krukemeyer.

 3. Death Benefit. In the event of Dr. Krukemeyer's death during the Term and prior to the occurrence of any Permanent Disability Determination Date, the Company shall provide for the payment to Dr. Krukemeyer's estate (or as otherwise directed by Dr. Krukemeyer), of a death
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benefit, payable quarterly in advance, commencing as of the date of Dr.
Krukemeyer's death and continuing through the remainder of the Term at the rate of U.S. $1 million per year (the "Death Benefit"); provided, however, that upon the written election of Dr. Krukemeyer's estate, the Company shall instead provide for the payment, within thirty (30) business days following the date of such death, of a lump-sum amount in cash equal to the present value of the Death Benefit, determined as of the date of such death in accordance with a reasonable and prevailing rate of interest as agreed to by the Company and Dr. Krukemeyer's estate.

 4. Insurance. The Company shall have the right to discharge its obligations under Sections 2 and 3 through the purchase of insurance. Dr. Krukemeyer shall reasonably cooperate with the Company and any insurance carrier with respect to medical examinations and any other commercially reasonable and standard conditions to the issuance of such insurance; provided, however, that the Company's obligations to provide the benefits described in Sections 2 and 3 shall remain in full force and effect regardless of (i) a determination for any reason that Dr. Krukemeyer is uninsurable, (ii) any conditions imposed by any potential insurer with respect to the issuance of such insurance, or (iii) any other term or condition affecting the ability of the Company to acquire such insurance, the cost thereof or otherwise.

 5. Successors; Binding Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Paragraph 5 or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law.

 6. Notice. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon
(a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed as follows (or at such other address as the parties hereto shall specify by like notice):

         If to Dr. Krukemeyer or any Beneficiary hereunder::

                 Dr. Manfred George Krukemeyer
                 AM Natruper Holz 69
                 D-49076 Osnabruck
                 Federal Republic of Germany
                 Facsimile: (011) 49-541-966-4006

         with a copy to:

                 R.J. Messenger
                 155 North Lake Avenue, Suite 1100
                 Pasadena, CA  91101
                 Facsimile: (818) 578-6380
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         and to:

                 Dr. Meyer zu Losebeck
                 Sozietat Dr. H. Mertens
                 Hasemauer 9
                 49074 Osnabruck, Germany
                 Facsimile: (011) 49-541-331-1616
                 Attention:

         If to the Company:

                 Paracelsus Healthcare Corporation
                 515 West Greens Road, Suite 800
                 Houston, TX  77067
                 Attention:       Robert C. Joyner
                                  Vice President and General Counsel
                 Facsimile: (713) 873-6686

         with a copy to:

                 Skadden, Arps, Slate, Meagher & Flom
                 300 South Grand Avenue
                 Suite 3400
                 Los Angeles, California  90071
                 Attention: Thomas C. Janson, Jr.
                 Facsimile: (213) 687-5600

 7. Withholding. All amounts payable hereunder shall be subject to such withholding taxes, if any, as may be required by law. Prior to making any payments required hereunder, the Company will in good faith discuss with Dr. Krukemeyer's advisors (or, as applicable, with the advisors of the beneficiary of any amounts payable hereunder (each, a "Beneficiary")) the appropriate withholding level.

 8. Modification of Agreement; Governing Law and Venue. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Dr. Krukemeyer (or, after his death, any Beneficiary (including but not limited to Dr. Krukemeyer's estate)) and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto (or, as applicable, by any Beneficiary) at any time of any breach by the other party hereto or by such Beneficiary of, or compliance with, any condition or provision of this Agreement to be performed by such other party or Beneficiary shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to
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assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6 shall be valid and sufficient service thereof.

 9. Validity. The validity or enforceability of any provision or provisions of this Agreement shall not be affected by the invalidity or unenforceability of any other provision of this Agreement, and such valid and enforceable provisions shall remain in full force and effect.

 10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

 11. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any other prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                           PARACELSUS HEALTHCARE CORPORATION

                           By:      \s\ Ronald J. Messenger
                                    ---------------------------------
                           Name:    R. J. Messenger
                           Title:   Chief Executive Officer

                           \s\ Dr. Manfred G. Krukemeyer
                           ------------------------------------------
                           Dr. Manfred George Krukemeyer